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                              ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                  ALPNET, INC.


         Pursuant to the provisions of Sections 16-10a-1001, ET. SEQ, UTAH CODE ANN. (1953), as amended, ALPNET, INC., a Utah corporation (the "CORPORATION") hereby adopts these Articles of Amendment to its Restated Articles of
Incorporation:

         1.  The name of the Corporation is ALPNET, Inc.

         2. By this amendment (the "AMENDMENT"), Article Fourth of the Restated Articles of Incorporation of the Corporation, as previously amended, is hereby amended in its entirety to read as follows:

                                     FOURTH

                  The aggregate number of shares of stock that the Corporation has authority to issue is 100,000,000 shares of no par value Common Stock and 4,000,000 shares of preferred stock. The Board of Directors is authorized to establish series of such preferred shares, to fix and determine variations in the relative rights and preferences as between the series of preferred shares so established, and to fix and determine the terms thereof, including dividend or interest rates, conversion prices, voting rights, maturity dates and similar matters relative thereto. There shall be no preemptive rights to the issuance of shares of stock of the Corporation.

                  All shares of preferred stock of all series shall be of equal rank and shall be identical in all respects, except with respect to the terms and provisions that may be fixed and determined by the Board of Directors. If the stated dividends on preferred stock are not declared or set apart for payment, or are not paid in full, the shares of all series of preferred stock shall share ratably in the payment of dividends in accordance with the sums that would be payable upon and with respect to the shares if all dividends were declared and paid in full. If the assets of the Corporation available for distribution to the holders of preferred stock upon any liquidation, dissolution or winding up or reduction in capital of the Corporation are insufficient to pay in full the sums payable to these holders in these events, the shares of all series of preferred stock shall share ratably in any distribution of assets in proportion to the amounts that the holders respectively would have received if the assets were sufficient to permit the payment in full of those sums. The holders of the Corporation's common stock and preferred stock shall all vote as one class.


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                  The Corporation is authorized to issue 87,339 shares of $2.81 convertible, voting, non-cumulative 10% preferred stock, series D, without par value (the "SERIES D PREFERRED STOCK"), having the preferences, limitations and relative rights set forth in the Series D Preferred Stock certificate which is attached hereto and is incorporated herein by reference.

         3. The date of the adoption of the Amendment by the shareholders of the Corporation was May 23, 2000.

         4. As of March 10, 2000, the record date of the meeting of shareholders at which the Amendment was approved, there were outstanding 27,944,340 shares of the Corporation's Common Stock, without par value, and 87,339 shares of series D Preferred Stock having voting rights as if the Preferred Stock had been converted to common shares at the ratio of nine common shares for each preferred share, for a total equivalent number of 786,051 shares. Each such share was entitled to one (1) vote on the adoption of the Amendment.

         5. The number of votes represented at the meeting of shareholders at which the Amendment was adopted was 27,429,365, and the number of votes cast for the adoption of the Amendment was 26,861,806, the number of votes cast against the adoption of the Amendment was 463,854, and the number of votes abstaining from voting on the Amendment was 103,705. The number of votes cast for the adoption of the Amendment was sufficient under the Corporation's Restated Articles of Incorporation and applicable law for the approval of the Amendment.

         The undersigned does hereby acknowledge, under penalties of perjury, that this document is the act and deed of the Corporation, and that the facts herein stated are true.

         THESE ARTICLES OF AMENDMENT OF ALPNET, INC., a Utah corporation, are adopted and dated effective as of May 24, 2000.


                                       ALPNET, INC., a Utah corporation



ATTEST:                                By: /s/ John W. Wittwer
                                          -----------------------------------
                                               JOHN W. WITTWER
                                               Its Vice President Finance and
                                               Chief Financial Officer

By: /s/ James R. Morgan
   ---------------------
        JAMES R. MORGAN
        Its Secretary


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